Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, March 20, 2020 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of March 31, 2020, and payable on April 14, 2020 in the amount of $181,895.92 ($0.014951 per Trust Unit), based principally upon production during the month of January 2020.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	45,622	1,472	51,852	1,673	$56.14	$1.87
Prior Month	46,231	1,491	48,848	1,576	$58.07	$2.13

Oil cash receipts for the properties underlying the Trust totaled $2.56 million for the current month, a decrease of $0.12 million from the prior month distribution period. This decrease was due to a decrease in sales volumes and oil prices.

Natural gas cash receipts for the properties underlying the Trust totaled $0.10 million for the current month, which was essentially unchanged from the prior month distribution period.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.67 million, an increase of $0.23 million from the prior month. Severance and ad valorem taxes were $0.22 million.

Capital expenditures were $0.79 million in the current month, an increase of $0.31 million from the prior month. Boaz Energy indicated that the increase was primarily due to drilling and completion operations for Wolfcamp and Clearfork wells in Crane County, Texas. As previously reported, Boaz Energy advanced funds to the Trust to cover capital obligations in prior months. Boaz Energy indicated this month’s net profits calculation included $302,500 ($242,000 net to the Trust) in recoupment of the previously advanced amounts. Boaz Energy intends to recoup the balance of $80,000 net to the Trust in development expenses over the next one to two months.

The Trustee has retained $100,000 from the distributions the Trust received in March 2020 as a cash reserve. Pursuant to the amended and restated Trust Agreement, dated as of May 4, 2018, by and among Boaz Energy, the Trustee and Wilmington Trust, National Association (the “Trust Agreement”), the Trustee was authorized to begin retaining cash up to an aggregate of $1.0 million from the distributions the Trust receives to be used by the Trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Accordingly, the Trustee will retain cash from distributions in amounts as the Trustee determines, but not less than $25,000 per month or more than $100,000 per month until such time as the Trust’s cash reserve equals or exceeds $1.0 million. Including the amount retained this month, the Trust’s cash reserve totals $900,000. The Trust’s administrative expenses this month included $71,000 for payment of the annual New York Stock Exchange listing fee.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions or recoupments from distributions, and Boaz Energy’s anticipated drilling and completion activities and the resulting impact on the computation of the Trust’s net profits. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, Boaz Energy’s ability to obtain the required permits for anticipated drilling activities, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2019 and other public filings filed with the SEC. The risk factors and other factors noted in the Trust’s public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust

Simmons Bank, Trustee

Lee Ann Anderson, Senior Vice President

Toll-free: (855) 588-7839

Fax: (817) 298-5579

Website: www.permrock.com

e-mail: trustee@permrock.com